Exhibit 99.1

SUBSCRIPTION AGREEMENT

Middle Kingdom Resources Ltd.
347 Bay Street, Suite 204
Toronto, Ontario
Canada M5H 2R7

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ______________ ____________________________________ (__________) shares of Common Stock of MIDDLE KINGDOM RESOURCES LTD. (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Robert Kinloch solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Kinloch.

MAKE CHECK PAYABLE TO: MIDDLE KINGDOM RESOURCES LTD.

Executed this _____ day of ___________________, 2004.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

MIDDLE KINGDOM RESOURCES LTD.

By:

Title: